Exhibit 10.1

[***] CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN EXCLUDED

PURSUANT TO REGULATION S-K, ITEM 601(B)(10). SUCH EXCLUDED

INFORMATION IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE

REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into this February 28, 2022 (“Effective Date”), by and between Opportunity Financial, LLC, a Delaware limited liability company (the “Company”), and Shiven Shah (the “Executive”) (the Company and Executive are collectively referred to herein as “Parties,” and each a “Party”).

W I T N E S S E T H:

WHEREAS, the Company desires to continue to employ the Executive as Chief Financial Officer and the Executive desires to be so employed; and

WHEREAS, the Company and the Executive desire to enter into the Agreement as to the terms of the Executive’s employment by the Company.

NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Employment Period. The Executive’s employment under this Agreement will commence on the Effective Date and will end upon a termination of the Executive’s employment in accordance with Section 7 below (“Employment Period”). The Executive shall continue to be employed by the Company on an “at will” basis, meaning either the Company or the Executive may terminate the Executive’s employment at any time, with or without Cause (as defined herein) or advance notice. Any contrary representations that may have been made to the Executive concerning the subject matter addressed here in and any previous offer letters or employment agreements, including but not limited to Executive’s Employment Agreement, dated December 12, 2016, shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between the Executive and the Company on the “at will” nature of the Executive’s employment with the Company, which may be changed only in an express written agreement signed by the Executive and a duly authorized officer of the Company. The Executive’s rights to any compensation following a termination shall be only as set forth in Section 7.

2. Position. The Executive will continue to be employed as Chief Financial Officer of the Company and of OppFi Inc., a Delaware corporation and parent company of the Company (the “Parent”), reporting to the Chief Executive Officer (“CEO”) of the Company. The Executive’s principal place of employment will be at Executive’s home but the Executive may be required to travel to the Company’s corporate offices, including the headquarter office currently located in Chicago, Illinois, from time to time as necessary or desirable for the performance of services. The Executive’s duties shall be those assigned from time to time commensurate with the Executive’s position. During the Executive’s employment, the Executive shall owe an undivided duty of loyalty to the Company and agree to devote the Executive’s full business time and attention to the performance of the Executive’s duties and responsibilities. The Executive shall perform the Executive’s duties under this Agreement professionally, in accordance with the applicable laws, rules and regulations and such standards, policies and procedures established by the Company and the financial services industry from time to time (and any other business that the Company may hereafter commence). The Executive may serve on charitable boards or committees at the Executive’s discretion, so long as such activities do not interfere with performance of the Executive’s responsibilities to the Company. In addition, the Executive shall not engage in any activity that may, in the sole discretion of the CEO, be determined to be a conflict of interest with, or otherwise bring disrepute to, the Company.

3. Base Salary. During the Employment Period, the Executive will be paid a base salary at an annual rate of Three Hundred Seventy-Five Thousand Dollars $375,000 (the “Base Salary”), subject to applicable withholdings and payable in accordance with the regular payroll practices of the Company. The amount of the Base Salary will be reviewed from time to time, at least annually, for merit increases in the sole discretion of the Compensation Committee (the “Committee”) of the Board of Directors of the Parent, and any such increased amount will be the Executive’s “Base Salary” for purposes of this Agreement thereafter.

4. Annual Incentive; Retention Bonus Opportunity.

(a) During the Employment Period, the Executive will be eligible to earn an annual cash performance bonus (the “Bonus”) based on the attainment of performance objectives as determined by the Committee. The amount of the Executive’s Bonus payable for achievement of all performance objectives will be equal to 60% of the Executive’s Base Salary (“Target Bonus”). The actual amount of the Bonus (if any) that may be earned for any fiscal year shall be determined by reference to the attainment of the applicable performance objectives, as determined by the Committee in its sole discretion, and may be less than the Target Bonus (and may equal zero). In the event of any increase in the Executive’s Base Salary effective other than on the first day of the fiscal year, the Executive’s “Target Bonus” amount (and the actual Bonus earned relative thereto, if any) for such fiscal year will be based on the weighted average of Base Salary for the number of days for such fiscal year elapsed prior to such increase and the number of days for such fiscal year elapsed after such increase. The Executive’s Bonus for any fiscal year, to the extent earned, will be paid within 30 days after completion of the Company’s annual audit provided that the Executive is continuously employed through the date of such payment, subject to the exception outlined in Section 7 below.

(b) If the Executive remains continuously employed by the Company in good standing from the Effective Date through June 30, 2022, then the Company shall pay to the Executive a retention bonus in the amount of one year’s Base Salary, payable in substantially equal installments in accordance with the Company’s regular payroll cycle from July 1, 2022, however, with all payments that would have been made in 2023 on such schedule to be fully paid by March 15, 2023.

5. Equity Documents. The terms and conditions of the following agreements to which the Executive is a party are incorporated herein by reference: (i) the Management Profits Interest Agreement, dated January 1, 2020 (the “Management Profits Interest Agreement”); (ii) the Notice of Grant of Stock Option, dated July 21, 2021, with a per share exercise price of $10.45, together with the Stock Option Agreement and the documents incorporated by reference or referred to therein (the “First Option Agreement”); (iii) the Notice of Grant of Stock Option, dated July 21, 2021, with a per share exercise price of $20, together with the Stock Option Agreement and the documents incorporated by reference or referred to therein (the “Second Option Agreement”, and together with the First Option Agreement, the “Option Agreements”); and (iv) the Notice of Grant of Restricted Stock Units, dated October 1, 2021, together with the Restricted Stock Unit Agreement and the documents incorporated by reference or referred to therein (the “RSU Agreement”, and together with the Option Agreements, the “Equity Awards”). For purposes of the Equity Awards, this Agreement shall be deemed a Superseding Agreement, as defined in the Equity Awards.

6. Employee Benefits; Vacation; Expenses.

(a) The Executive will be entitled to participate in all employee benefit plans that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees, subject to satisfying the applicable eligibility requirements. Unless otherwise provided in this Agreement, all benefits are subject to the terms and conditions of the plan or arrangement under which such benefits accrue, as may be amended or terminated at any time and from time to time in the sole discretion of the Company.

(b) The Executive will be entitled to paid vacation in accordance with the Company’s policy applicable to its employees, which shall be prorated for any partial fiscal year of employment.

(c) Upon presentation of appropriate documentation, the Executive will be reimbursed in accordance with the Company’s expense reimbursement policy for all reasonable and necessary business expenses incurred in connection with the performance of Executive’s duties hereunder.

7. Termination of Employment. The Executive’s employment may be terminated by the Company or the Executive for any reason at any time pursuant to notice by one such Party to the other Party, and will terminate automatically upon the Executive’s death; provided, the Executive shall give the Company not less than thirty (30) days’ prior written notice of any termination by the Executive, and the Company shall give not less than fourteen (14) days’ prior written notice of any termination without Cause by the Company (“Company Notice Period”). The Company may, in its discretion, require Executive’s immediate termination upon Company notice of termination without Cause and, in that case, will pay the Executive the applicable continued Base Salary for the Company Notice Period as an additional Severance Payment. Any payments made and benefits provided to the Executive under this Agreement shall be in lieu of any termination or severance payments or benefits for which the Executive otherwise may be eligible under any of the plans, practices, policies or programs of the Company.

(a) Death; Disability. In the event that the Executive’s employment terminates due to Executive’s death or Disability (defined below), the Executive will be entitled to: (i) any unpaid Base Salary through the date of termination; (ii) reimbursement of any unreimbursed expenses incurred through the date of termination in accordance with Section 6(c); and (iii) all other payments or benefits to which the Executive may be entitled under the terms of any applicable employee benefit plans and programs in which the Executive participated immediately prior to such termination (clauses (i), (ii) and (iii) collectively being the “Accrued Amounts”). “Disability” shall have the meaning set forth in Treasury Regulation Section 1.409A-3(i)(4). The Executive’s Disability shall be determined by a physician selected by the Company (at the Company’s expense).

(b) Termination Without Cause. If the Executive’s employment is terminated by the Company without Cause on or before June 30, 2022, then the Company will pay or provide to the Executive, less applicable tax withholdings, (i) the Accrued Amounts; (ii) cash severance equal to the sum of one year’s Base Salary plus the amount of Base Salary that would have been payable from the date of Executive’s termination through June 30, 2022, payable in substantially equal installments in accordance with the Company’s regular payroll cycle from the Executive’s date of termination, however, with all payments that would have been made in 2023 on such schedule to be fully paid by March 15, 2023; (iii) an amount equal to Executive’s 2022 Bonus, to the extent earned, which will be prorated based on service through June 30, 2022, to be paid in a lump sum by March 15, 2023; (iv) an amount equal to Executive’s 2021 Bonus, if not already paid, to the extent earned but by assuming full achievement of the 25% MBO component thereof, to be paid in a lump in 2022 when payment is made to other similarly situated executives; (v) reimbursement of COBRA premiums for Executive’s (and eligible dependents’) continued Company group health plan coverage, if timely elected by the Executive and with proof of payment, for coverage through June 30, 2023 (the “COBRA Reimbursement”); and (vi) if either (A) the Accelerated Vesting Goals (as defined herein) are satisfied, as determined by the Committee, or (B) the Accelerated Vesting Goals are not satisfied, but [***], as determined by the Committee, then the Option Shares (as defined in the Option Agreements) and the Units (as defined in the RSU Agreement) that would otherwise have vested upon their respective Initial Vesting Dates (as defined in the Equity Awards) shall vest as of the Executive’s date of termination and, solely with respect to the RSU Agreement, shall be settled on or before the 15th day of the third calendar month following calendar year of the Executive’s date of termination (clauses (ii), (iii), (iv), (v) and (vi) herein collectively, the “Severance Payment”).

(c) For purposes of this Agreement:

i.	“Accelerated Vesting Goals” shall mean [***].

ii.

“Cause” shall mean (i) a violation of a federal or state law, regulation or rule of a self-regulatory body due to or resulting from the action or inaction of the Executive; (ii) a violation by the Executive of any of the provisions set forth in Section 8; (iii) a charge by a law enforcement officer for any felony; (iv) any act of fraud, dishonesty, misappropriation, embezzlement or material misconduct with respect to the Company, Parent, or any affiliate (together, or individually, the “Company Group”); (v) any breach of a policy or code of conduct of the Company Group; or (vi) any material breach of this Agreement or any other agreement with the Company Group.

(d) Other Terminations. If the Executive’s employment is terminated by the Company for Cause, the Executive will be entitled to only the Accrued Amounts. If the Executive’s employment is terminated by the Executive for any reason, the Executive will be entitled to only the Accrued Amounts, provided that if such termination occurs on or after July 1, 2022 and the

Accelerated Vesting Goals are satisfied on or before June 30, 2022, as determined by the Committee, then the Option Shares (as defined in the Option Agreements) and the Units (as defined in the RSU Agreement) that would otherwise have vested upon their respective Initial Vesting Dates (as defined in the Equity Awards) shall vest as of the Executive’s date of termination and, solely with respect to the RSU Agreement, shall be settled on or before the 15th day of the third calendar month following calendar year of the Executive’s date of termination (the “Equity Vesting”, which Equity Vesting shall be considered a Severance Payment for purposes of this Agreement). If the Executive’s employment is terminated by the Company without Cause on or after July 1, 2022, the Executive will be entitled to only (i) the Accrued Amounts, (ii) COBRA Reimbursement and (iii) if the Accelerated Vesting Goals are satisfied on or before June 30, 2022, as determined by the Committee, then Executive shall be entitled to the Equity Vesting.

(e) Conditions. The Severance Payment (or COBRA Reimbursement) that may become payable hereunder (including Unit settlement, subject to Section 409A) is subject to the Executive’s (i) compliance with Section 8 of this Agreement; (ii) delivery to the Company of an executed general release of claims in the form provided by the Company (“Release”) so that it becomes irrevocable within thirty (30) days after presentation thereof by the Company to the Executive (or the Executive’s estate in the event of the Executive’s death); and (iii) delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company Group and employee benefit plans. Anything in this Section 7(e) to the contrary notwithstanding, to the extent that any payment conditioned upon such effective Release is deferred compensation under Section 409A (defined below) and the period during which the Executive has discretion to execute or revoke the Release straddles two calendar years, then the Company will make or commence, as may apply, such payments on the earliest practicable date in such second calendar year after the Release becomes effective.

8. Restrictive Covenants.

(a) Executive represents and warrants that Executive has complied with, and Executive hereby agrees to comply with, Executive’s continuing obligations under the Executive’s Management Profits Interest Agreement, including but not limited to, Section 9 thereof, a copy of which is attached hereto as Exhibit A. In further consideration of the Company’s agreement to provide Executive with the payments and arrangements described above, Executive expressly reaffirms Executive’s agreement to be bound by, and continue to comply with, Executive’s ongoing obligations set forth in the Management Profits Interest Agreement, the terms of which are fully incorporated herein by reference. For the avoidance of doubt, nothing herein shall eliminate, reduce, or impair (i) any of Executive’s continuing obligations under the Management Profits Interest Agreement; or (ii) any rights of the Company to enforce or to obtain recovery or relief for any breach or threatened breach by Executive of Executive’s covenants as set forth herein and in the Management Profits Interest Agreement. Notwithstanding anything to the contrary, including the terms of the Management Profits Interest Agreement, the Company may at any time, in its sole discretion, upon written notice signed by the CEO to Executive, reduce, qualify or narrow (but not increase) the scope, duration or other terms of the Management Profits Interest Agreement, as set forth in such written notice. For the avoidance of doubt, no written notice shall be effective unless it is signed by the CEO and no other employee or representative of the Company shall have authority to make such reduction, qualification or narrowing.

(b) Defend Trade Secrets Act of 2016. Pursuant to the Defend Trade Secrets Act of 2016, the Executive acknowledges that the Executive will not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(c) Survival. The provisions of this Section 8 shall survive the termination of the Executive’s employment with the Company and shall be fully enforceable thereafter.

9. Arbitration. To the fullest extent permitted by law, all claims that the Executive may have against the Company Group (or any other released party under the Release), or which the Company Group may have against the Executive, in any way related to the subject matter, interpretation, application, or alleged breach of this Agreement (“Arbitrable Claims”) shall be resolved by binding arbitration in Chicago, Illinois. The Arbitration will be held pursuant to the American Arbitration Association’s Commercial Rules and Mediation Procedures (other than for large or complex disputes). The decision of the arbitrator shall be in writing and shall include a statement of the essential conclusions and findings upon which the decision is based. Arbitration shall be final and binding upon the Parties and shall be the exclusive remedy for all Arbitrable Claims. Either Party may bring an action in a court situated in Cook County, Illinois (and the Company may bring an action in any court of competent jurisdiction) to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, except as set forth in Section 8, neither Party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. Notwithstanding the foregoing, either Party may, in the event of an actual or threatened breach of this Agreement, seek a temporary restraining order or injunction in a court situated in Cook County, Illinois restraining such breach pending a determination on the merits by the arbitrator. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.

10. Indemnification; Liability Insurance. The Company and the Executive shall enter into a customary indemnification agreement entered into by members of the Board and Company officers, and the Executive shall be covered as an insured under the contract of directors and officers liability insurance that insures other Company executives.

11. Executive Representations. The Executive represents and warrants that the Executive’s entering into this Agreement and the Executive’s employment with the Company will not be in breach of any agreement with any current or former employer and that the Executive is not subject to any other restrictions on solicitation of clients or customers or competing against another entity. The Executive understands that the Company has relied on this representation in entering into this Agreement.

12. Withholding. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

13. Code Section 409A. This Section 13 controls over anything in this Agreement to the contrary. It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and all regulations, guidance and other interpretive authority issued thereunder (collectively, “Section 409A”) so as not to subject the Executive to payment of any additional tax, penalty or interest imposed under Section 409A and this Agreement shall be interpreted accordingly. To the extent any amounts under this Agreement are payable by reference to the Executive’s “termination of employment” such term and similar terms shall be deemed to refer to Executive’s “separation from service,” within the meaning of Section 409A. Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Agreement is subject to Section 409A, (a) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided in any other calendar year; (b) reimbursement of any such expense shall be made by no later than December 31 of the year following the calendar year in which such expense is incurred; and (c) the Executive’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

If the Company determines that the severance benefits provided under this Agreement constitutes “deferred compensation” under Section 409A and if the Executive is a “specified employee,” as such term is defined in Section 409A at the time of the Executive’s separation from service, then, the timing of the Severance Payment will be delayed as follows: on the earlier to occur of (a) the date that is six months and one day after the Executive’s separation from service, and (b) the date of the Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company will (i) pay to the Executive a lump sum amount equal to the sum of the Severance Payment that the Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Severance had not been delayed pursuant to the foregoing, and (ii) commence paying the balance of the Severance Payment in accordance with the applicable payment schedule set forth in Section 7. No interest shall be due on any amounts deferred pursuant to the foregoing.

14. Code Section 280G.    Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (a) in full or (b) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (a) or (b) results in the Executive’s receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax). If a reduction in payments or benefits is necessary, reduction shall occur in the following order: (i) cash payments; (ii) equity-based payments and acceleration; and (iii) other non-cash forms of benefits. Within any such category of payments and benefits

(that is, (i), (ii) or (iii)), a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are. To the extent any such payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order. Any determination required under this Section, including whether any payments or benefits are Parachute Payments, shall be made by the Committee in its sole discretion.

15. Governing Law and Venue. This Agreement shall be deemed to have been executed and delivered within the State of Illinois, and it shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of Illinois, without regard to choice of law principles. In the event of any dispute in connection with this Agreement, the venue in which said dispute will be resolved, whether in arbitration or in connection with an injunction, will be Chicago, Illinois. The Executive represents and warrants that the Executive had actual advice of counsel with respect to the choice of law provision and understands the impact of the choice of law with respect this Agreement, and specifically the restrictive covenants contained herein.

16. Entire Agreement; Amendments; No Waiver. This Agreement, Plan (and applicable award agreements thereunder) constitute the entire agreement and understanding between the Company and the Executive concerning the subject matter hereof. No modification, amendment, termination, or waiver of this Agreement shall be binding unless in writing and signed by the Executive and a duly authorized officer of the Company. Failure of the any Party to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such terms, covenants, and conditions.

17. Assignments. This Agreement is personal to each of the Parties hereto. Except as provided in this Section 17 below, no Party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other Party hereto. The Company may assign this Agreement to any affiliate or successor to all or substantially all of the business and/or assets of the Company provided the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place and shall deliver a copy of such assignment to the Executive.

18. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand, (b) on the date of transmission, if delivered by electronic mail confirmed via non-automatic transmission, or (c) on the date of delivery or refusal of delivery via a national overnight delivery service or United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Opportunity Financial, LLC

130 East Randolph Street, Suite 3300

Chicago, Illinois 60601

Attention: Chief Executive Officer

If to the Executive:

At the address (or to the facsimile number) shown on the payroll records of the Company

Or, to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

19. Section Headings; Inconsistency. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between this Agreement and any other plan, program, policy or agreement in which the Executive is a participant or a party, the terms of this Agreement shall control unless such other plan, program, policy or agreement specifically refers to this Agreement as not so controlling.

20. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

21. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. One or more counterparts of this Agreement may be delivered by facsimile, or by electronic transmission including DocuSign or .pdf format, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

COMPANY:

Opportunity Financial, LLC

By:	/s/ Todd Schwartz
Name:	Todd Schwartz
Its:	Chief Executive Officer

EXECUTIVE:

/s/ Shiven Shah
Shiven Shah

[Signature page to Executive Employment Agreement]

Exhibit A

Management Profits Interest Agreement